Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U. S. CELLULAR RECEIVE ACCEPTANCE LETTER FROM THE AMEX

CHICAGO - Dec. 20, 2005 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that the American Stock Exchange (AMEX) notified both companies that it had accepted their plans to regain compliance with AMEX listing standards and granted both companies an extension until Jan. 17, 2006. Both companies will regain compliance with the AMEX listing standards when they file their Forms 10-Q for the quarter ended Sept. 30, 2005, with the Securities and Exchange Commission. Both companies expect to meet the Jan. 17, 2006, deadline granted by the extension. During the extension period, both companies will be subject to periodic review by the AMEX.

Both companies expect to release their third quarter 2005 operating results on or before January 17, 2006.

On Nov. 15, 2005, both companies received notices from the staff of the AMEX and the NYSE indicating that TDS and U.S. Cellular were not in compliance with listing standards due to their failure to file quarter reports on Form 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. TDS and U.S. Cellular equity securities trade on the AMEX and certain debt securities trade on the NYSE.

The companies did not file their Forms 10-Q on a timely basis because both companies decided to restate financial results for the first and second quarters of 2005, the years ended Dec. 31, 2000 - 2004, and the quarters of 2003 and 2004, as previously announced. It is necessary to complete the restatements on amended Forms 10K and 10-Q before the companies can file their Forms 10-Q for the quarter ended Sept. 30, 2005.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

As of Sept. 30, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.

For more information about TDS and its subsidiaries, visit the web sites at:
TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com